Exhibit 99.1

COMPANY CONTACTS:
Diane Morefield
EVP & Chief Financial Officer
Strategic Hotels & Resorts
(312) 658-5740

Jonathan Stanner
Vice President, Capital Markets & Treasurer
Strategic Hotels & Resorts
(312) 658-5746

FOR IMMEDIATE RELEASE
TUESDAY, FEBRUARY 25, 2014
STRATEGIC HOTELS & RESORTS REPORTS FOURTH QUARTER AND FULL YEAR 2013
RESULTS

Full Year 2013 RevPAR increased 8.8 percent in the Company's Total North American Portfolio and EBITDA margins expanded by 290 basis points

Initiates Full Year 2014 RevPAR growth guidance in the range of 5.0 percent to 7.0 percent

CHICAGO - February 25, 2014 - Strategic Hotels & Resorts, Inc. (NYSE: BEE) today reported results for the fourth quarter and full year ended December 31, 2013.

($ in millions, except per share and operating metrics)	Fourth Quarter
Earnings Metrics	2013	2012	%
Net income (loss) attributable to common shareholders	$3.2	$(36.4)	N/A
Net income (loss) per diluted share	$0.02	$(0.18)	N/A
Comparable funds from operations (Comparable FFO) (a)	$28.7	$12.2	134.9%
Comparable FFO per diluted share (a)	$0.14	$0.06	133.3%
Comparable EBITDA (a)	$58.3	$44.7	30.6%

Total North American Portfolio Operating Metrics (b)
Average Daily Rate (ADR)	$293.19	$276.26	6.1%
Occupancy	71.3%	69.1%	2.2	pts
Revenue per Available Room (RevPAR)	$209.17	$190.82	9.6%
Total RevPAR	$419.59	$365.15	14.9%
EBITDA Margins	25.9%	21.3%	460	bps

North American Same Store Operating Metrics (c)
ADR	$292.75	$275.64	6.2%
Occupancy	73.7%	71.3%	2.4	pts
RevPAR	$215.75	$196.66	9.7%
Total RevPAR	$415.35	$359.73	15.5%
EBITDA Margins	26.7%	21.5%	520	bps
Note: Fourth quarter and full year results include payments pursuant to the JW Marriott Essex House NOI guarantee of $1.4 million and $12.8 million in 2012 and 2013, respectively.

($ in millions, except per share and operating metrics)	Full Year
Earnings Metrics	2013	2012	%
Net loss attributable to common shareholders	$(13.2)	$(79.5)	N/A
Net loss per diluted share	$(0.06)	$(0.40)	N/A
Comparable FFO (a)	$89.5	$53.7	66.6%
Comparable FFO per diluted share (a)	$0.43	$0.26	65.4%
Comparable EBITDA (a)	$213.2	$175.4	21.5%

Total North American Portfolio Operating Metrics (b)
ADR	$289.90	$273.30	6.1%
Occupancy	74.2%	72.3%	1.9	pts
RevPAR	$214.98	$197.59	8.8%
Total RevPAR	$401.56	$365.43	9.9%
EBITDA Margins	24.4%	21.5%	290	bps

North American Same Store Operating Metrics (c)
ADR	$270.07	$254.06	6.3%
Occupancy	75.0%	73.2%	1.8	pts
RevPAR	$202.58	$186.05	8.9%
Total RevPAR	$373.90	$344.77	8.4%
EBITDA Margins	23.4%	22.0%	140	bps
Note: Fourth quarter and full year results include payments pursuant to the JW Marriott Essex House NOI guarantee of $1.4 million and $12.8 million in 2012 and 2013, respectively.

(a)
Please refer to tables provided later in this press release for a reconciliation of net (loss)/income to Comparable FFO, Comparable FFO per share and Comparable EBITDA. Comparable FFO, Comparable FFO per share and Comparable EBITDA are non-GAAP measures and are further explained with the reconciliation tables.

(b)	Operating statistics reflect results from the Company’s Total North American portfolio (see portfolio definitions later in this press release).

(c)	Operating statistics reflect results from the Company’s North American same store portfolio (see portfolio definitions later in this press release).

“We achieved outstanding operating and financial results across the board in 2013, leading the industry in RevPAR growth and margin expansion,” said Raymond L. “Rip” Gellein, Jr., Chairman and Chief Executive Officer of Strategic Hotels & Resorts, Inc. “We have very positive expectations for 2014, based on our group outlook, continued strength from the transient traveler, and our ability to continue expanding margins across the portfolio. We also look forward to continuing to deleverage the Company’s balance sheet and reviewing growth opportunities that meet our strategic and financial thresholds. The luxury sector is well positioned for continued strength given the dearth of competitive new supply in virtually all of our major markets,” summarized Gellein.

Fourth Quarter Highlights

▪	Total consolidated revenues were $242.4 million in the fourth quarter of 2013, a 13.9 percent increase over the prior year period.

▪
Total North American portfolio RevPAR increased 9.6 percent in the fourth quarter of 2013, driven by a 6.1 percent increase in ADR and a 2.2 percentage point increase in occupancy compared to the fourth quarter of 2012. Total RevPAR increased 14.9 percent between periods. Excluding payments received pursuant to the JW Marriott Essex House NOI guarantee, Total RevPAR increased 10.6 percent in the fourth quarter of 2013 as compared to the fourth quarter of 2012.

▪	Comparable FFO was $0.14 per diluted share in the fourth quarter of 2013 compared with $0.06 per diluted share in the prior year period, a 133.3 percent increase over the prior year period.

▪	Comparable EBITDA was $58.3 million in the fourth quarter of 2013 compared with $44.7 million in the prior year period, a 30.6 percent increase.

▪
Net income attributable to common shareholders was $3.2 million, or $0.02 per diluted share, in the fourth quarter of 2013, compared with a net loss attributable to common shareholders of $36.4 million, or $0.18 per diluted share, in the fourth quarter of 2012. Fourth quarter 2012 results include $18.8 million of impairment losses and other related charges, a $7.8 million charge related to the termination of the management agreement at the Hotel del Coronado and a $2.5 million severance charge. These charges have been excluded from Comparable EBITDA, FFO and FFO per share.

▪
Transient occupied room nights in the Total North American portfolio increased 5.0 percent, offsetting a 1.2 percent decline in group occupied rooms in the fourth quarter of 2013 compared to the fourth quarter of 2012. Transient ADR increased 4.7 percent compared to the fourth quarter of 2012 and group ADR increased 6.2 percent compared to the fourth quarter of 2012. Transient revenues increased 9.9 percent compared to the fourth quarter of 2012 and group revenues increased 4.9 percent, compared to the fourth quarter of 2012.

▪
Total United States RevPAR increased 9.7 percent in the fourth quarter of 2013, driven by a 6.4 percent increase in ADR and a 2.2 percentage point increase in occupancy, compared to the fourth quarter of 2012. Total RevPAR increased 15.1 percent between periods. Excluding payments received pursuant to the JW Marriott Essex House NOI guarantee, Total RevPAR increased 10.6 percent in the fourth quarter of 2013 as compared to the fourth quarter of 2012.

▪
North American same store RevPAR increased 9.7 percent in the fourth quarter of 2013, driven by a 6.2 percent increase in ADR and a 2.4 percentage point increase in occupancy, compared to the fourth quarter of 2012. Total RevPAR increased 15.5 percent between periods. Excluding payments received pursuant to the JW Marriott Essex House NOI guarantee, Total RevPAR increased 10.1 percent in the fourth quarter of 2013 as compared to the fourth quarter of 2012.

▪
European RevPAR increased 4.4 percent (a 2.2 percent increase in constant dollars) in the fourth quarter of 2013, driven by a 1.1 percent increase in ADR (a 1.1 percent decline in constant dollars) and a 2.7 percentage point increase in occupancy. European Total RevPAR increased 5.8 percent in the fourth quarter of 2013 over the prior year period (a 3.8 percent increase in constant dollars).

▪
Total North American portfolio EBITDA margins expanded 460 basis points in the fourth quarter of 2013 compared to the fourth quarter of 2012. North American same store EBITDA margins expanded 520 basis points between periods. Excluding payments received pursuant to the JW Marriott Essex House NOI guarantee, EBITDA margins expanded 180 basis points and 160 basis points in the Total North American and North American same store portfolios, respectively, between periods.

Full Year Highlights

▪	Total consolidated revenues were $900.0 million in 2013, a 16.1 percent increase over the prior year period.

▪
Total North American RevPAR increased 8.8 percent in 2013, driven by a 6.1 percent increase in ADR and a 1.9 percentage point increase in occupancy, compared to the full year 2012. Total RevPAR increased 9.9 percent between periods. Excluding payments received pursuant to the JW Marriott Essex House NOI guarantee, Total RevPAR increased 8.8 percent in 2013 compared to 2012.

▪	Comparable FFO was $0.43 per diluted share in 2013 compared with $0.26 per diluted share in the prior year, a 65.4 percent increase.

▪	Comparable EBITDA was $213.2 million in 2013 compared with $175.4 million in the prior year, a 21.5 percent increase.

▪
Net loss attributable to common shareholders was $13.2 million, or $0.06 per diluted share, in 2013 compared with a net loss attributable to common shareholders of $79.5 million, or $0.40 per diluted share, in the prior year. Full year 2012 results include $18.8 million of impairment losses and other related charges, a $7.8 million charge related to the termination of the management agreement at the Hotel del Coronado, and a $2.5 million severance charge. These charges have been excluded from Comparable EBITDA, FFO and FFO per share.

▪
Transient occupied room nights in the Total North American portfolio increased 3.1 percent and group occupied room nights increased 1.6 percent in 2013 compared to 2012. Transient ADR increased 6.1 percent in 2013 and group ADR increased 4.8 percent compared to 2012. Transient revenues increased 9.4 percent in 2013 and group revenues increased 6.5 percent, compared to 2012.

▪
Total United States RevPAR increased 8.6 percent in 2013, driven by a 5.9 percent increase in ADR and a 1.8 percentage point increase in occupancy, compared to the full year 2012. Total RevPAR increased 9.7 percent between periods. Excluding payments received pursuant to the JW Marriott Essex House NOI guarantee, Total RevPAR increased 8.6 percent in 2013 compared to 2012.

▪
North American same store RevPAR increased 8.9 percent, driven by a 6.3 percent increase in ADR and a 1.8 percentage point increase in occupancy, compared to the full year 2012. Total RevPAR increased 8.4 percent between periods.

▪
European RevPAR decreased 1.7 percent (2.1 percent in constant dollars) in 2013, driven by a 2.4 percentage decrease in ADR (2.8 percent in constant dollars) offsetting a 0.6 percentage point increase in occupancy between years. European Total RevPAR decreased 1.2 percent in between years (1.6 percent in constant dollars).

▪
Total North American portfolio EBITDA margins expanded 290 basis points in 2013 compared to the full year 2012. Excluding payments received pursuant to the JW Marriott Essex House NOI guarantee, EBITDA margins expanded 210 basis points compared to the full year 2012. North American same store EBITDA margins expanded 140 basis points between periods.

Preferred Dividends
On November 27, 2013, the Company’s Board of Directors declared a quarterly dividend of $0.53125 per share of 8.5 percent Series A Cumulative Redeemable Preferred Stock paid on December 31, 2013 to shareholders of record as of the close of business on December 16, 2013, a quarterly dividend of $0.51563 per share of 8.25 percent Series B Cumulative Redeemable Preferred Stock paid on December 31, 2013 to shareholders of record as of the close of business on December 16, 2013 and a quarterly dividend of $0.51563 per share of 8.25 percent Series C Cumulative Redeemable Preferred Stock paid on December 31, 2013 to shareholders of record as of the close of business on December 16, 2013.

2013 Transaction Activity

▪
On December 12, 2013, the Company announced the signing of an agreement with Cascade Investment, L.L.C. to sell the Four Seasons Punta Mita Resort and adjacent La Solana land parcel for gross consideration of $200 million, subject to certain working capital adjustments. The transaction is expected to close in the first quarter of 2014.

▪	On October 16, 2013, the Company sold the Lakeshore Athletic Club property adjacent to the Fairmont Chicago hotel for $10.5 million to the owner of Lakeshore Sport & Fitness.

▪
On September 9, 2013, the Company closed on amendments to the cross-collateralized mortgage agreements secured by the Westin St. Francis and Fairmont Chicago hotels, which eliminated future principal amortization payments totaling $37.2 million in scheduled payments from the signing the amendment through the remaining term of the two agreements.

▪
On March 12, 2013, the Company, along with certain affiliates of Blackstone Real Estate Partners VI L.P., its joint-venture partner, closed on a $475 million loan secured by the Hotel del Coronado, bearing interest at LIBOR plus 365 basis points and has an initial two-year term with three, one-year extension options.

2014 Guidance
For the full year 2014, the Company is providing the following guidance ranges for its Total United States and United States same-store portfolios. Comparable EBITDA and Comparable FFO per share ranges assume the pending sale of the Four Seasons Punta Mita Resort and adjacent La Solana land parcel closes in the first quarter and proceeds are used to reduce the outstanding balance on the Company’s revolving credit facility, partially redeem preferred equity, and other general corporate purposes.

Operating Metrics
RevPAR	5.0% - 7.0%
Total RevPAR	4.5% - 6.5%
EBITDA Margin expansion	120 - 200 basis points

Corporate Metrics
Comparable EBITDA	$220M - $240M
Comparable FFO per diluted share	$0.53 - $0.63

Full year 2014 RevPAR and Total RevPAR growth guidance ranges have been reduced by 100 basis points and the EBITDA margin expansion guidance range has been reduced by 20 basis points as the result of anticipated displacement related to renovation activity.
The Company is additionally providing the following guidance for 2014:

▪	Corporate general and administrative expenses in the range of $22.0 million to $24.0 million, excluding costs associated with the Orange Capital activist campaign;

▪	Consolidated interest expense in the range of $85 million to $90 million, including approximately $8 million of non-cash interest expense;

▪
Preferred dividend expense of $17.6 million, which assumes the redemption of the Series A Preferred Equity at the end of the first quarter, contingent on the closing of the sale of the Four Seasons Punta Mita Resort;

▪
Capital expenditures totaling approximately $75 million to $80 million, including spending of $40 million from property-level furniture, fixtures and equipment (FF&E) reserves and an additional $35 million to $40 million of owner-funded spending; and

▪	No effect from any additional acquisition, disposition or capital raising activity that may occur during the year.

Portfolio Definitions
Total United States portfolio hotel comparisons for the fourth quarter and full year 2013 are derived from the Company’s hotel portfolio at December 31, 2013, consisting of all 15 properties located in the United States, including unconsolidated joint ventures.

North American same store hotel comparisons for the fourth quarter and full year 2013 are derived from the Company’s hotel portfolio at December 31, 2013, consisting of properties located in North America and held for five or more quarters in the case of fourth quarter results and eight or more quarters for full year results, in which operations are included in the consolidated results of the Company. As a result, same store comparisons contain 14 properties for the fourth quarter, including the Four Seasons Punta Mita Resort, but excluding the unconsolidated Hotel del Coronado and Fairmont Scottsdale Princess hotels. Same store comparisons for the full year contain 13 properties, also excluding the JW Marriott Essex House Hotel, which was acquired on September 14, 2012.

European hotel comparisons for the fourth quarter and full year 2013 are derived from the Company’s European owned and leased hotel properties at December 31, 2013, consisting of the Marriott London Grosvenor Square and the Marriott Hamburg hotels.

Earnings Call

The Company will conduct its fourth quarter and full-year 2013 conference call for investors and other interested parties on Wednesday, February 26, 2014 at 10:00 a.m. Eastern Time (ET).  Interested individuals are invited to listen to the call by dialing 877.415.3177 (toll international: 857.244.7320) with passcode 66838542. To participate on the webcast, log on to http://edge.media-server.com/m/p/vpa3u2wm/lan/en 15 minutes before the call to download the necessary software.  For those unable to listen to the call live, a taped rebroadcast will be available beginning at 2:00 p.m. ET on February 26, 2014 through 11:59 p.m. ET on March 5, 2014. To access the replay, dial 888.286.8010 (toll international: 617.801.6888) with passcode 62181703. A replay of the call will also be available on the Internet at http://www.strategichotels.com or http://www.reuters.com/finance/markets/earnings for 30 days after the call.

The Company also produces supplemental financial data that includes detailed information regarding its operating results.  This supplemental data is considered an integral part of this earnings release.  These materials are available on the Strategic Hotels & Resorts’ website at www.strategichotels.com.

About the Company
Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The Company currently has ownership interests in 18 properties with an aggregate of 8,271 rooms and 851,600 square feet of meeting space. For a list of current properties and for further information, please visit the Company's website at http://www.strategichotels.com.
This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. These forward-looking statements include statements regarding the Company’s future financial results, stabilization in the lodging space, positive trends in the lodging industry and the Company’s continued focus on improving profitability. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: failure to complete or close on transactions or the failure of closing conditions to be satisfied, including the closing of the disposition of the Four Seasons Punta Mita Resort; a change in the proposed use of proceeds from the disposition of the Four Seasons Punta Mita Resort; the effects of the recent global economic recession upon business and leisure travel and the hotel markets in which the Company invests; the Company’s liquidity and refinancing demands; the Company’s ability to obtain, refinance or extend maturing debt; the Company’s ability to maintain compliance with covenants contained in its debt facilities; stagnation or further deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where the Company’s hotels operate and in which the Company invests, including luxury and upper upscale product; general volatility of the capital markets and the market price of the Company’s shares of common stock; availability of capital; the Company’s ability to dispose of properties in a manner consistent with its investment strategy and liquidity needs; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Mexico, Germany, England or other countries where the Company invests; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; contagious disease outbreaks, such as the H1N1 virus outbreak; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; the Company’s failure to maintain its status as a REIT; changes in the competitive environment in the Company’s industry and the markets where the Company invests; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITs; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

The following tables reconcile projected 2014 net income attributable to common shareholders to projected Comparable EBITDA, Comparable FFO and Comparable FFO per diluted share ($ in millions, except per share data):

	Low Range	High Range
Net Income Attributable to Common Shareholders	$52.9	$72.9
Depreciation and Amortization	112.8	112.8
Interest Expense	86.0	86.0
Income Taxes	2.3	2.3
Non-controlling Interests	0.4	0.4
Adjustments from Consolidated Affiliates	(15.5)	(15.5)
Adjustments from Unconsolidated Affiliates	23.5	23.5
Preferred Shareholder Dividends	17.6	17.6
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Gain on Sale of Assets	(59.8)	(59.8)
Comparable EBITDA	$220.0	$240.0

	Low Range	High Range
Net Income Attributable to Common Shareholders	$52.9	$72.9
Depreciation and Amortization	112.0	112.0
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Gain on Sale of Assets	(59.8)	(59.8)
Non-controlling Interests	0.3	0.3
Adjustments from Consolidated Affiliates	(8.0)	(8.0)
Adjustments from Unconsolidated Affiliates	14.9	14.9
Comparable FFO	$112.1	$132.1
Comparable FFO per Diluted Share	$0.53	$0.63